June 22, 2000

Mr. James G. Berk
Fairfield Communities, Inc.
8669 Commodity Circle
Orlando, Florida  32819

Dear Jim:

Re:  Amendment to Employment Agreement
     ---------------------------------

         Reference is made to an Employment Agreement between Fairfield Communities, Inc. (the "Company") and you ("Executive") executed on August 31, 1999, as amended by Amendment Number One, dated April 12, 2000 (as so amended, the "Agreement"). This letter agreement is an amendment to the Agreement. The terms of the amendment are as follows:

     I. Section 5 of the Agreement is amended by adding the following sentence to the end of the existing Section 5 (which shall otherwise remain unchanged):

         "In the event that Executive remains employed by the Company on the first anniversary of a "Change in Control", then he shall, within five (5) calendar days from such anniversary date, be paid a one time transition payment (in addition to any incentive compensation plan which may then be in effect) equal to 100% of his Salary."

     II. Section 8(f) of the Agreement is amended in its entirety as follows:

         "(f) Termination by Company Without Cause.  Notwithstanding anything to
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the contrary contained herein,  Executive's  employment may be terminated by the
Company without Cause and without notice at any time, with the Company's only obligation to Executive being payment to Executive of an amount equal to three
(3) times his Salary in a lump sum on the termination date and, if applicable, the additional compensation provided in the next to last sentence of this
Section 8(f). The Company shall not be obligated to pay Executive any incentive compensation for the calendar year in which termination occurs (other than incentive compensation earned by Executive under the executive bonus plan for a prior calendar year but unpaid by the Company as of the effective date of termination and, if applicable, the transition compensation provided for in the last sentence of Section 5 hereof). In the event that Executive's employment is terminated prior to the first anniversary following a Change in Control, other than for "Cause", by reason of death, for "Disability" or by notice by Executive (except where such termination is for "Constructive Discharge"), then in addition to the
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termination pay provided in this Section 8(f) above,  Executive shall be paid an amount equal to 100% of his Salary. Such amount shall be paid in a lump sum within ten (10) calendar days following his termination date."

         Except as expressly modified by the letter agreement, the Agreement shall remain in full force and effect and the parties hereby ratify and reaffirm the provisions thereof, as hereby amended.

         If the foregoing correctly reflects our understanding, please so indicate by signing the enclosed duplicate original of this letter agreement at the place indicated and return it to me by July 31, 2000. If not returned by that date, then this letter agreement shall thereafter be void and of no effect.

                                       FAIRFIELD COMMUNITIES, INC.



                                       By:   /s/ Bryan D. Langton
                                             ---------------------------
                                                 Bryan D. Langton
                                                     Chairman

AGREED TO AND ACCEPTED:


/s/ James G. Berk
------------------------
James G. Berk, Individually

Date:  June 27, 2000